Exhibit 99.1
News Release
www.nortel.com

November 2, 2005

For more information:

Media	Investors
Patricia Vernon	(888) 901-7286
(905) 863-1035	(905) 863-6049
patricve@nortel.com	investor@nortel.com
Nortel Reports Results for the Third Quarter 2005
•	Q3 2005 revenues of $2.66 billion, up year over year 22 percent

•	Q3 2005 net loss of $105 million, $0.02 per common share on a diluted basis

•	Q3 2005 cash balance of $3.0 billion
TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the third quarter of 2005 in U.S. dollars and in accordance with accounting principles generally accepted in the United States.
“Our results demonstrate solid progress in our next-generation businesses including 3G Wireless, VoIP and Metro-optical and recent announcements show early momentum from execution of our Asia strategy with our joint venture with LG,” said Bill Owens, vice chairman and chief executive officer, Nortel. “As I come to the close of my tenure as CEO, I am pleased that Nortel can now move from this phase of stabilization with the foundation we’ve built over the last 19 months. I am confident that Nortel, with the leadership of Mike Zafirovski, is strong and ready to move forward and will continue to play to win.”
Third Quarter 2005 Results
Revenues were $2.66 billion for the third quarter of 2005 compared to $2.18 billion for the third quarter of 2004 and $2.86 billion for the second quarter of 2005. The Company reported a net loss in the third quarter of 2005 of $105 million, or $0.02 per common share on a diluted basis, compared to a net loss of $259 million, or $0.06 per common share on a diluted basis, in the third quarter of 2004 and net earnings of $45 million, or $0.01 per common share on a diluted basis, in the second quarter of 2005.
The net loss in the third quarter of 2005 included special charges of $37 million related to restructuring activities and a net charge of $20 million related to the re-filing of the Company’s tax returns as a result of the financial restatements. The third quarter 2005 results included adjustments related to prior periods which increased our net loss by approximately $15 million, or approximately $0.00 in basic and diluted loss per common share.
Breakdown of Third Quarter 2005 Revenues
Carrier Packet Networks revenues were $754 million, an increase of 41 percent compared with the year-ago quarter and an increase of 2 percent sequentially. Enterprise Networks revenues were $685 million, an increase of 16 percent compared with the year-ago quarter and a decrease of 6 percent sequentially. GSM and UMTS Networks revenues were $674 million, an increase of 24 percent compared with the year-ago quarter and a decrease of 6 percent sequentially. CDMA Networks revenues were $539 million, an increase of 5 percent compared with the year-ago quarter and a decrease of 19 percent sequentially.

Gross Margin
Gross margin was 38 percent of revenue in the third quarter of 2005, and included an additional projected loss of approximately $71 million related to a 2004 wireless contract in India.
Selling, General and Administrative (SG&A)
SG&A expenses were $572 million in the third quarter of 2005, compared to SG&A expenses of $512 million for the third quarter of 2004 and $579 million for the second quarter of 2005. Each of these amounts included approximately $50 million related to internal control remedial measures, investment in the Company’s finance processes and restatement related activities.
Research and Development (R&D)
R&D expenses were $449 million in the third quarter of 2005, compared to $501 million for the third quarter of 2004 and $479 million for the second quarter of 2005. The third quarter of 2005 R&D expenses decreased primarily as a result of savings associated with the Company’s restructuring plan and cost containment initiatives.
Other income (expense) – net
Other income — net was $66 million income for the third quarter of 2005, which primarily related to investment income of $27 million, currency exchange gains of $21 million and an adjustment of $16 million related to sub-lease income.
Tax
Income tax expense was $40 million in the third quarter of 2005, which primarily related to a net charge of $20 million related to the re-filing of the Company’s tax returns as a result of the financial restatements and $19 million for income taxes in profitable jurisdictions.
Cash
The cash balance at the end of the third quarter of 2005 was $3.00 billion, down from $3.06 billion at the end of the second quarter of 2005. This decrease in cash was primarily driven by a cash outflow from operations of $145 million which included cash payments for restructuring of $55 million and $38 million of pension funding, and expenditures on capital assets of approximately $48 million, partially offset by proceeds of $131 million from Flextronics International Ltd.
Nine Month 2005 Results
For the first nine months of 2005, revenues were $8.05 billion compared to $7.21 billion for the same period in 2004. The Company reported a net loss for the first nine months of 2005 of $109 million, or $0.03 per common share on a diluted basis, compared to a net loss of $184 million, or $0.04 per common share on a diluted basis, for the same period in 2004.
Net earnings in the first nine months of 2005 included special charges of $148 million related to restructuring activities and $41 million of costs related to the sale of businesses and assets. The first nine months of 2005 results included adjustments related to prior periods which increased net loss by approximately $40 million ($16 million of which was included in the costs related to the sale of businesses and assets described above) or approximately $0.01 in basic and diluted loss per common share .
Outlook
Commenting on the Company’s outlook, Peter Currie, executive vice president and chief financial officer, Nortel said, “For the full year 2005 compared to 2004, we expect revenue to grow in the range of 13 percent.

We continue to expect gross margins to be in the range of 40 to 44 percent of revenue and operating expenses as a percentage of revenue to be approximately 35 percent by the end of the year.”
Other
Export Development Canada — Amended Support Facility
As previously announced, on October 24, 2005, Nortel and Export Development Canada (EDC) amended the EDC Support Facility to maintain the total facility at $750 million, including the existing $300 million of existing support for performance bonds and similar instruments, and the extension of the maturity date by one year to December 31, 2007. In connection with this amendment, all guarantee and security agreements previously guaranteeing or securing the obligations of Nortel and its subsidiaries under the EDC Support Facility and Nortel’s public debt securities were terminated and the assets of Nortel and its subsidiaries pledged under the security agreements were released in full.
Revenue Independent Review
As described in Nortel’s 2003 Annual Report on Form 10-K (2003 Annual Report), management identified certain accounting practices and errors related to revenue recognition that it determined to adjust as part of the Second Restatement. In light of the resulting corrections to previously reported revenues, the Audit Committee determined to review the facts and circumstances leading to the restatement of these revenues for specific transactions identified in the Second Restatement, with a particular emphasis on the underlying conduct. The Audit Committee sought a full understanding of the historic events that required the revenues for these specific transactions to be restated and intended to consider any appropriate additional remedial measures, including those involving internal controls and processes. The Audit Committee engaged Wilmer Cutler Pickering Hale and Dorr to advise it in connection with this review. Because of the significant accounting issues involved in the inquiry, WilmerHale retained Huron Consulting Services LLC to provide expert accounting assistance.
The review focused principally on transactions that account for approximately $3.0 billion of the $3.4 billion in restated revenue, with a particular emphasis on transactions that account for approximately $2.6 billion in 2000. That emphasis was appropriate because (1) the size of the revenue restatement for 2000 ($2.8 billion of the total restated revenue of $3.4 billion) and (2) some of the same types of errors made in 2000 typically reoccurred in subsequent years. As more fully described in Item 9A of the 2003 Annual Report, the revenue adjustments that were part of the Second Restatement primarily related to certain categories of transactions, and the independent review has examined transactions in each of these categories.
The independent review of the facts leading to the initial erroneous recognition of revenues that have been restated is substantially complete. While the primary focus of the review was on the underlying conduct related to the transactions discussed above that were restated, this review found no additional accounting errors that should be investigated by management for possible restatement. The independent review is ongoing as the Audit Committee continues to evaluate the causes for the underlying conduct that gave rise to the initial erroneous recognition of revenue and possible remedial measures to strengthen internal controls and processes.
The Audit Committee expects to complete its review prior to the filing of the 2005 Annual Report on Form 10-K by the Company. The Audit Committee anticipates that there will be additional work done by the Company on remedial measures, internal controls, and improvements to processes up to and following the filing of the Company’s and NNL’s 2005 audited financial statements.
The Board of Directors is committed to fully cooperate with the ongoing investigations of these matters by the regulatory and law enforcement authorities in both Canada and the United States.

Recent Business Highlights
Revenue Momentum
•	Nortel’s mobility momentum continued globally with new contracts, contract extensions and deployments highlighted by: wireless broadband data solutions for Hutchison Telecom Vietnam and Hanoi Telecom, Universal Mobile Telecommunications System (UMTS) for Poland’s PTK Centertel, Orange Slovensko, and CDMA2000 1x and EV-DO 3G wireless solutions for Trinidad and Tobago’s LaqTel and Telecommunications Services of Trinidad and Tobago (TSTT), Movicel in Angola, Coral Wireless in Hawaii, Telefónica Móviles in Guatemala, PT Bakrie Telecom in Indonesia, and Leap Wireless International and Alaska Native Broadband 1 License.

•	Continuing on Nortel’s leadership in enabling the convergence of multiple voice and data networks with:
•	the integration of VIVO Brazil’s call centers with its CDMA2000 1X wireless network using a Nortel VoIP solution,

•	Telefónica Móviles Mexico deployment of a Nortel packet voice backbone for all of its national and international voice and data traffic and Centennial Communications deploying Nortel’s Communication Server (CS) 2000-compact and Media Gateway 15000 to deliver advanced communications services for enterprises,

•	leading rural market cable operator Cable One selection of Nortel as its primary VoIP technology and professional services provider in their deployment of a complete, end-to-end VoIP solution, and

•	the launch of SIP-based VoIP services enabled on the DMS-10 platform opening new markets to rural voice providers.
•	University customers globally continued to deploy Nortel solutions to improve the way education institutions conduct research, teach students and collaborate including new deployments at: Northwestern University (U.S.); North Carolina Central University (U.S.); University of Nebraska (U.S.); Kings College (U.S.); the Institute of Education, University of London (U.K.); University of Regina (Canada) and Wodong TAFE (Australia). Enabling more secure, mobile communication North Carolina Central University deployed Nortel’s WLAN 2300 for complete campus mobility. Northwestern University is deploying Nortel’s Multimedia Communications Server (MCS) 5100 to provide multimedia collaboration between students, faculty and staff.

•	Deployments by the Australian Department of Defense and the China Shandong Traffic Police Bureau of Nortel’s Ethernet Switching solutions, the municipality of Rishon Le Zion in Israel for IP telephony solutions including Nortel’s Contact Centre Manager and Communications Server 1000 Telephony Manager, and the Florida Department of Transportation choice of Nortel’s Multiservice Switching build on Nortel’s proven track record as a major provider of solutions for large government and military organizations around the world.

•	Demonstrating Nortel’s growing momentum in helping carriers evolve today’s SONET/SDH networks into packet-optimized infrastructures, the 5000th Optical Metro 3000 shipped to Japan was deployed by NTT to provide optical metro Ethernet solutions, and the Optical Multiservice Edge 6500 installed base continues to grow globally with approximately 50 new customer deployments in the past year, including VimpelCom of Russia for next generation mobile backhaul and TelstraClear for VoIP and broadband service delivery.

•	India’s leading private sector provider of telecommunications, Bharti Tele-Ventures, announced a landmark technology outsourcing arrangement with Nortel for the delivery of technology and expert resources to Bharti’s customers to enhance the quality of customer services.
     Leading Next-Generation Solutions
•	Building on Nortel’s proven High Speed Downlink Packet Access (HSDPA) capabilities, which were demonstrated with the industry’s first HSDPA mobile call in January 2005, the completion with LG Electronics (LGE) of the first live test calls using a commercial handset solution for HSDPA in March

2005 and the completion of the TL9000 registration standard for Quality Management System Requirements and Measurements across its HSDPA, UMTS and GSM wireless infrastructure solutions with:
•	SK Telecom, Korea’s largest mobile communications provider, selection of HSDPA technology from Nortel and UMTS core network solutions from LGE. SK Telecom’s commercial launch of UMTS services is planned for November 2005, with commercial launch of HSDPA following in early 2006,

•	KTF, one of Korea’s leading cellular providers, selection of Nortel HSDPA-based access equipment and LGE UMTS core network solution for roll out of its planned HSDPA-ready broadband wireless network,

•	Nortel achieved a Chinese wireless industry milestone with what was believed to be the country’s first seamless handoff of broadband voice and multimedia services and Nortel’s first SIP-based video call handover between a live HSDPA network and a Wireless Mesh network.
•	Demonstrating the world’s first integrated data encryption for 10 Gbps optical networks using Advanced Encryption Standards (AES-256) approved by the U.S. National Security Agency, Nortel has encrypted multiple light-paths at the Optical Ethernet layer to travel across today’s SONET networks to be decrypted at multiple unique destinations, increasing security for confidential transmissions, reducing network complexity, and lowering operational expenses through reduced power and space requirements.
New Strategic Relationships
•	Nortel announced strategic relationships with WiMAX leaders Intel and Airspan Networks and plans to offer fixed and mobile WiMAX products based on industry standards. Expected to complement the work already underway with the LG-Nortel joint venture, Nortel is collaborating with Intel to promote deployment of wireless broadband based on WiMAX, and will integrate Airspan’s WiMAX base transceiver stations and subscriber terminals with Nortel’s optical backhaul technology, data networking solutions and wireless services.

•	Nortel’s strategic relationship with Microsoft was expanded to provide collaborative real-time capabilities through the combining of the capabilities of Microsoft’s Live Communications Server and Office Communicator with Nortel’s IP Telephony SIP applications. This Nortel/Microsoft converged office solution builds on a longstanding relationship between the two companies and is expected to be available in late 2005.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the ongoing independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; general stock market volatility; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain optical networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; any undetected product defects, errors or failures; the future success of Nortel’s strategic alliances; and certain restrictions on how Nortel and its president and chief executive officer conduct business. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.
Nortel will host a teleconference/audio webcast to discuss Third Quarter 2005 Results.
TIME:               8:30 AM – 9:30 AM ET on Wednesday, November 2, 2005
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	www.nortel.com/q3earnings2005
International:	1-212-231-6007

Replay:
(Available one hour after the conference call until 5:00 p.m. ET, November 23, 2005)
North America:	1-800-383-0935	Passcode: 21265894#
International:	1-402-530-5545	Passcode: 21265894#
Webcast:	www.nortel.com/q3earnings2005

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(Unaudited)
	(U.S. GAAP, Millions of U.S. dollars, except per share amounts)
Revenues	$2,655	$2,179	$8,046	$7,213
Cost of revenues	1,648	1,393	4,747	4,319

Gross profit	1,007	786	3,299	2,894

Selling, general and administrative expense	572	512	1,725	1,596
Research and development expense	449	501	1,402	1,465
Amortization of intangibles	6	2	10	7
Special charges	37	93	148	99
(Gain) loss on sale of businesses and assets	4	(39)	41	(114)

Operating earnings (loss)	(61)	(283)	(27)	(159)

Other income (expense) — net	66	44	170	112
Interest expense
Long-term debt	(55)	(45)	(156)	(132)
Other	(2)	(3)	(6)	(18)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(52)	(287)	(19)	(197)
Income tax benefit (expense)	(40)	30	(49)	32

	(92)	(257)	(68)	(165)
Minority interests — net of tax	(15)	(7)	(46)	(29)
Equity in net earnings (loss) of associated companies — net of tax	1	—	3	(2)

Net earnings (loss) from continuing operations	(106)	(264)	(111)	(196)
Net earnings (loss) from discontinued operations — net of tax	1	5	2	12

Net earnings (loss)	$(105)	$(259)	$(109)	$(184)

Average shares outstanding (‘000s) — Basic	4,338,613	4,337,513	4,337,900	4,336,537
Average shares outstanding (‘000s) — Diluted	4,338,613	4,337,513	4,337,900	4,336,537

Basic earnings (loss) per common share
— from continuing operations	$(0.02)	$(0.06)	$(0.03)	$(0.04)
— from discontinued operations	0.00	0.00	0.00	0.00

Basic earnings (loss) per common share	$(0.02)	$(0.06)	$(0.03)	$(0.04)

Diluted earnings (loss) per common share
— from continuing operations	$(0.02)	$(0.06)	$(0.03)	$(0.04)
— from discontinued operations	0.00	0.00	0.00	0.00

Diluted earnings (loss) per common share	$(0.02)	$(0.06)	$(0.03)	$(0.04)

Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 including the Notes to the
Consolidated Financial Statements.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	(Unaudited)
	(U.S. GAAP, Millions of U.S. dollars,
	except for share amounts)
ASSETS
Current assets
Cash and cash equivalents	$2,997	$3,686
Restricted cash and cash equivalents	73	80
Accounts receivable — net	2,616	2,551
Inventories — net	1,232	1,414
Deferred income taxes — net	371	255
Other current assets	580	356

Total current assets	7,869	8,342
Investments	166	159
Plant and equipment — net	1,575	1,651
Goodwill	2,519	2,303
Intangible assets — net	150	78
Deferred income taxes — net	3,606	3,736
Other assets	579	715

Total assets	$16,464	$16,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$984	$996
Payroll and benefit-related liabilities	536	515
Contractual liabilities	396	569
Restructuring liabilities	131	254
Other accrued liabilities	2,500	2,823
Long-term debt due within one year	1,455	15

Total current liabilities	6,002	5,172
Long-term debt	2,428	3,862
Deferred income taxes — net	227	144
Other liabilities	3,373	3,189

Total liabilities	12,030	12,367

Minority interests in subsidiary companies	641	630
Guarantees, commitments and contingencies (notes 10, 11 and 17)
SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 4,339,186,267 as of September 30, 2005 and 4,272,671,213 as of December 31, 2004	33,932	33,840
Additional paid-in capital	3,252	3,282
Accumulated deficit	(32,692)	(32,583)
Accumulated other comprehensive income (loss)	(699)	(552)

Total shareholders’ equity	3,793	3,987

Total liabilities and shareholders’ equity	$16,464	$16,984

Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 including the Notes to the
Consolidated Financial Statements.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2005	2005	2004
	(Unaudited)
	(U.S. GAAP, Millions of U.S. dollars)
Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$(106)	$(111)	$(196)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	71	231	260
Non-cash portion of special charges and related asset write downs	1	3	—
Equity in net (earnings) loss of associated companies — net of tax	(1)	(3)	2
Stock option compensation	21	58	55
Deferred income taxes	44	58	(12)
Other liabilities	72	251	190
(Gain) loss on sale or write down of investments, businesses and assets	4	25	(147)
Other — net	54	(3)	98
Change in operating assets and liabilities	(305)	(813)	(697)

Net cash from (used in) operating activities of continuing operations	(145)	(304)	(447)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(48)	(167)	(194)
Proceeds on disposals of plant and equipment	—	10	10
Restricted cash and cash equivalents	—	9	(14)
Acquisitions of investments and businesses — net of cash acquired	(1)	(449)	(7)
Proceeds on sale of investments and businesses	141	308	143

Net cash from (used in) investing activities of continuing operations	92	(289)	(62)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(9)	(33)	(24)
Increase in notes payable	20	58	54
Decrease in notes payable	(18)	(64)	(56)
Repayments of long-term debt	—	—	(107)
Repayments of capital leases payable	(4)	(8)	(5)
Issuance of common shares	3	4	30

Net cash from (used in) financing activities of continuing operations	(8)	(43)	(108)

Effect of foreign exchange rate changes on cash and cash equivalents	(1)	(86)	(6)

Net cash from (used in) continuing operations	(62)	(722)	(623)
Net cash from (used in) in operating activities of discontinued operations	(1)	33	16

Net increase (decrease) in cash and cash equivalents	(63)	(689)	(607)
Cash and cash equivalents at beginning of period	3,060	3,686	3,997

Cash and cash equivalents at end of period	$2,997	$2,997	$3,390

Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 including the Notes to the
Consolidated Financial Statements

Segment revenues
The following table summarizes our revenues for the three and nine months ended September 30, 2005 and 2004, by segment:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004		2005	2004
Revenues
Carrier Packet Networks	$754	$533	(a)	$2,156	$1,940	(a)
CDMA Networks	539	511		1,743	1,647
GSM and UMTS Networks	674	543		2,182	1,910
Enterprise Networks	685	591		1,962	1,703

Total reportable segments	2,652	2,178		8,043	7,200
Other	3	1		3	13

Total revenues	$2,655	$2,179		$8,046	$7,213

Geographic revenues
The following table summarizes our geographic revenues for the three and nine months ended September 30, 2005 and 2004, based on the location of the customer:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
United States	$1,282	$1,114	$3,825	$3,653
EMEA (b)	642	581	2,085	1,820
Canada	163	122	460	413
Asia Pacific	379	227	1,193	904
CALA (c)	189	135	483	423

Consolidated	$2,655	$2,179	$8,046	$7,213

(a)	As previously reported Carrier Packet Networks revenue for the third quarter of 2004 included a reduction of $80 million related to a cumulative correction of revenue improperly recognized in prior periods.

(b)	The Europe, Middle East and Africa region, or EMEA.

(c)	The Caribbean and Latin America region, or CALA.
Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 including the Notes to the Consolidated Financial Statements